    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 2000

                                                        REGISTRATION NO. 333-  -
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          THE ST. PAUL COMPANIES, INC.

             (Exact name of Registrant as specified in its charter)

                         MINNESOTA                                         41-0518860
      (State or other jurisdiction of incorporation or        (I.R.S. Employer Identification No.)
                       organization)

                             385 WASHINGTON STREET
                           ST. PAUL, MINNESOTA 55102
                                 (651) 310-7911
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ------------------

                               BRUCE A. BACKBERG
                             SENIOR VICE PRESIDENT
                          THE ST. PAUL COMPANIES, INC.
                385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102
                                 (651) 310-7916

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                WITH A COPY TO:
                               DONALD R. CRAWSHAW
                              SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM            PROPOSED
     TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING PRICE        MAXIMUM AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(1)            PER UNIT(2)          OFFERING PRICE(2)        REGISTRATION FEE
Debt securities.................      $1,000,000,000               100%               $1,000,000,000             $264,000

(1) Or, if any debt securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $1,000,000,000. Any offering of debt securities denominated in any foreign currency or foreign currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate prevailing at the time of the purchase of such debt securities.
(2) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                  SUBJECT TO COMPLETION, DATED AUGUST 18, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 $1,000,000,000

                          THE ST. PAUL COMPANIES, INC.

                                Debt Securities

                                  -----------

    The St. Paul Companies, Inc. may from time to time issue up to $1,000,000,000 aggregate principal amount of debt securities. The accompanying prospectus supplement will specify the terms of the securities.

    The St. Paul Companies, Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be set forth in the accompanying prospectus supplement.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                      Prospectus dated August   -  , 2000.

                                  THE ST. PAUL

    The St. Paul Companies, Inc. is a management company principally engaged in property-liability insurance and reinsurance underwriting. We also have a presence in the life insurance industry through our ownership of Fidelity and Guaranty Life Insurance Company and in the asset management industry through our majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. At June 30, 2000, we and our subsidiaries employed approximately 11,000 persons. In 1999, insurance and reinsurance underwriting accounted for approximately 89% of consolidated revenues from continuing operations, life insurance accounted for approximately 6% of consolidated revenues from continuing operations, and asset management-investment banking operations accounted for approximately 5% of consolidated revenues from continuing operations.

    Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and our telephone number is (651) 310-7911. Our e-mail address is info@stpaul.com. Unless the context otherwise indicates, the terms "The St. Paul", "we", "us" or "our" means The St. Paul
Companies, Inc. and its consolidated subsidiaries.

               RATIOS OF EARNINGS TO FIXED CHARGES OF THE COMPANY

    Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2000 and for each of the fiscal years ended December 31, 1995 through 1999 are as follows:

                                      YEARS ENDED DECEMBER 31,
  SIX MONTHS ENDED      ----------------------------------------------------
    JUNE 30, 2000         1999       1998       1997       1996       1995
---------------------     ----       ----       ----       ----       ----
        10.68             6.80       1.78      10.56      10.51       8.42

    Earnings consist of income from continuing operations before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or acquisitions.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION".

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

    As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the
indenture. The indenture is a contract, dated as of   -  , between us and The
Chase Manhattan Bank, which acts as trustee. The trustee has two main roles:

- First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 11 under "Remedies if an Event of Default Occurs"; and

- Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

    The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "WHERE YOU CAN FIND MORE INFORMATION" on page 13 for information on how to obtain a copy.

    We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all the material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

    Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

    We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. (SECTION 101) The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such securities. The prospectus supplement relating to such debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

    In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

- the title of the series of debt securities;

- any limit on the aggregate principal amount of the series of debt securities;

- the date or dates on which the series of debt securities will mature;

- the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

- the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

- any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

- the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

- if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

- the currency of payment of principal, premium, if any, and interest on the series of debt securities;

- any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

- the applicability of the provisions described under "Defeasance";

- if the series of debt securities will be issuable only in the form of a global security as described under "Book-Entry Debt Securities", the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee; and

- any other special feature of the series of debt securities.

    Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

    Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in "street name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

- How it handles securities payments and notices.

- Whether it imposes fees or charges.

- How it would handle voting if ever required.

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

    Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

    WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "Street Name and Other Indirect Holders".

    If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

    Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

    SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

    If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

- You cannot get debt securities registered in your own name.

- You cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "Street Name and Other Indirect Holders" on page 4 and this page.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

- The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

- The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

    SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled, "Street Name and Other Indirect Holders" and "Direct Holders" on page 4.

    The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured.

  Defaults are discussed later under "Default and Related Matters" on pages 10 to 12.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (SECTIONS 204 AND 305)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 4 ENTITLED "STREET NAME AND OTHER INDIRECT HOLDERS".

                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION

    The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- A covenant contained in the indenture that restricts our ability to incur liens and other encumbrances on the voting stock of some of our subsidiaries. A particular series of debt securities may have additional restrictive covenants.

- Your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

    The debt securities will be issued:

- only in fully registered form

- without interest coupons

- unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. (SECTION 302)

    You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (SECTION 305) This is called an exchange.

    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.
(SECTION 305)

    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (SECTION 305)

    If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (SECTION 1002)

    If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (SECTION 305)

PAYMENT AND PAYING AGENTS

    We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (SECTION 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

    We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (SECTION 1002) That office is currently located at 450 West 33rd Street, 15th Floor, New York, New York 10001. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

    We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (SECTION 1002)

NOTICES

    We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (SECTIONS 101 AND 106)

    Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (SECTION 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

    We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions (among others) are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

- The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described beginning on page 10 that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (SECTION 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on voting stock of any designated subsidiaries, called liens, as discussed on page 9 under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries". If a merger or other transaction would create any liens on any such voting stock, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting stock to you and the other direct holders of the debt securities.

MODIFICATION AND WAIVER

    There are four types of changes we can make to the indenture and the debt securities.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

- change the payment due date of the principal or interest on a debt security stated in the debt security

- reduce any amounts due on a debt security

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default

- change the place or currency of payment on a debt security

- impair your right to sue for payment

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture

- reduce the percentage of direct holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults

- modify any other aspect of the provisions dealing with modification and waiver of the indenture (SECTION 902)

    CHANGES REQUIRING A GREATER THAN 50% VOTE. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning more than 50% of the principal amount of all series affected thereby, voting together as a single class.
(SECTION 902) Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

    The indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series. (SECTION 902)

    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (SECTION 901)

    CHANGES BY WAIVER REQUIRING A MAJORITY VOTE. Fourth, we need a vote by direct holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described later under "Restrictive Covenants-- Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries". (SECTION 1009) We also need such a majority vote to obtain a waiver of any past default, except a payment default listed in the first category described later under "Default and Related Matters--Events of Default". (SECTION 513)

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

- For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. (SECTION 107) Debt securities will also not be eligible to vote if they have been fully defeased as described later on this and next pages under "Full Defeasance". (SECTION 101)

    We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (SECTION 301) In some circumstances, the trustee will be entitled to set a record date for action by direct holders.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

                             RESTRICTIVE COVENANTS

LIMITATION ON LIENS AND OTHER ENCUMBRANCES ON VOTING STOCK OF DESIGNATED SUBSIDIARIES

    Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any voting stock of a designated subsidiary, unless we also secure all the debt securities that are deemed outstanding under the indenture equally with, or prior to, the indebtedness being secured, together with, at our election, any of our or any designated subsidiary's other indebtedness. (SECTION 1007) This promise does not restrict our ability to sell or otherwise dispose of our interests in any designated subsidiary.

    As used here:

- voting stock means all classes of stock (including any interest in such stock) outstanding of a designated subsidiary that are normally entitled to vote in elections of directors.

- designated subsidiary means St. Paul Fire and Marine Insurance Company and any of our other subsidiaries that has assets exceeding 20% of our consolidated assets. As of the date of this prospectus, St. Paul Fire and Marine Insurance Company and United States Fidelity and Guaranty Company are the only subsidiaries satisfying this 20% test.

- For purposes of applying the 20% test, the assets of a subsidiary and our consolidated assets are both determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the 20% test and in accordance with generally accepted accounting principles as in effect on the last day of such calendar quarter. (SECTION 1007)

DEFEASANCE

    The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (SECTION 1301)

    FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

    If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (SECTIONS 1302 AND 1304)

    COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

    If we accomplish covenant defeasance, the following provisions, among others, of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on page 9 under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries", and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 7 under "Mergers and Similar Events".

- The events of default relating to breach of covenants, described on page 11 under "What Is an Event of Default?"

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (SECTIONS 1303 AND 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

    The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

    You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

    WHAT IS AN EVENT OF DEFAULT? The term event of default means any of the following:

- We do not pay the principal or any premium on a debt security on its due date.

- We do not pay interest on a debt security within 30 days of its due date.

- We do not deposit money into a separate custodial account, known as sinking fund, when such deposit is due, if we agree to maintain any such sinking fund.

- We remain in breach of the restrictive covenant described previously under "Restrictive Covenants--Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries" or any other term of the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (SECTION 501)

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series. (SECTION 502)

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (SECTION 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.
(SECTION 512)

    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity. (SECTION 507)

    However, you are entitled at any time to bring a law suit for the payment of money due on your debt security on or after its due date. (SECTION 508)

    STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

    We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.
(SECTION 1008)

                       OUR RELATIONSHIP WITH THE TRUSTEE

    The Chase Manhattan Bank, the trustee under the indenture, has a $36.5 million participation under a revolving credit agreement among us and certain banks named in it providing for aggregate borrowing by the Company of a maximum of $400 million, none of which was outstanding at June 30, 2000. In addition, The Chase Manhattan Bank has a $50 million participation under a revolving credit agreement among The John Nuveen Company, one of our subsidiaries, and certain banks named in it providing for aggregate borrowing by The John Nuveen Company of a maximum of $200 million, none of which was outstanding at June 30, 2000.

                              PLAN OF DISTRIBUTION

    The St. Paul may sell debt securities to or through underwriters and also may sell debt securities directly to other purchasers through agents.

    The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of debt securities, underwriters may receive compensation from the St. Paul or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

    The St. Paul may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

    The St. Paul may also sell debt securities directly to one or more purchasers without using underwriters or agents.

    Underwriters, dealers and agents may engage in transactions with or perform services for The St. Paul or its subsidiaries in the ordinary course of their businesses.

                          VALIDITY OF DEBT SECURITIES

    The validity of the debt securities will be passed upon for The St. Paul by Bruce A. Backberg, Senior Vice President of the Company, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, New York, New York. Mr. Backberg may rely as to matters of New York law upon the opinion of Sullivan & Cromwell, and Sullivan & Cromwell may rely as to matters of Minnesota law upon the opinion of Mr. Backberg. As of August 18, 2000,
Mr. Backberg owned, directly and indirectly, 23,189 shares of The St. Paul's common stock, 350 shares of The St. Paul's Series B Convertible Preferred Stock and exercisable options to purchase 61,098 additional shares of The St. Paul's common stock. Sullivan & Cromwell have from time to time rendered certain legal services to The St. Paul.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules I through V of the Company as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999 which are included in or incorporated by reference in the Company's amended Annual Report on Form 10-K for the year ended December 31, 1999 and which have been incorporated herein by reference in this registration statement have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. The financial statements and financial statement schedules referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    To the extent that KPMG LLP audits and reports on the consolidated financial statements of the Company issued at future dates, and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in this registration statement in reliance upon their reports and said authority.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents of The St. Paul:

    - Proxy Statement for the Annual Meeting of Shareholders held on May 2, 2000, filed with the SEC on March 24, 2000

    - Current Report on Form 8-K, filed with the SEC on April 20, 2000

    - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the SEC on May 15, 2000

    - Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed with the SEC on August 14, 2000

    - Amended Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on August 18, 2000 and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The St. Paul Companies, Inc.
    385 Washington Street
    St. Paul, Minnesota 55102
    (651) 310-7911

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

SEC registration fee........................................  $264,000
Accountants' fees and expenses..............................    25,000
Attorneys' fees and expenses................................   160,000
Printing and engraving expenses.............................    30,000
Fees and expenses of trustee................................     6,000
Rating agencies' fees.......................................   485,000
Miscellaneous...............................................     5,000
                                                              --------
  Total.....................................................  $975,000
                                                              ========

--------------

*   All fees and expenses other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The St. Paul is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or, in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    The Bylaws of The St. Paul provide that, subject to the limitations of the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys' fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by
Section 302A.521. Notwithstanding the foregoing, The St. Paul will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject of the proceeding only had an agency relationship to The St. Paul and was not at that time an officer, director or employee thereof unless such person and The St. Paul were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.

    The St. Paul has directors' and officers' liability insurance policies, with coverage of up to $200 million, subject to various deductibles and exclusions from coverage.

    In the Underwriting Agreement the underwriters will agree to indemnify, under certain conditions, The St. Paul, its directors, certain of its officers and persons who control The St. Paul within the meaning of the Securities Act of 1933, against certain liabilities.

ITEM 16.  EXHIBITS

         1.1            Form of Underwriting Agreement and Pricing Agreement.
         4.1            Form of Indenture, dated as of -, between The St. Paul and
                          The Chase Manhattan Bank, as Trustee.
         5.1            Opinion and consent of Bruce A. Backberg, Esq.
         5.2            Opinion and consent of Sullivan & Cromwell.
        12.1            Statement re computation of ratios.
        23.1            Consent of KPMG LLP.
        23.2            Consent of Bruce A. Backberg, Esq. (included as part of
                          Exhibit 5.1).
        23.3            Consent of Sullivan & Cromwell (included as part of Exhibit
                          5.2).
        24.1            Powers of attorney of the directors of The St. Paul signing by an attorney-in-fact.
        25.1            Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939, as amended, of The Chase Manhattan Bank.

ITEM 17.  UNDERTAKINGS

        1. The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 18th day of August, 2000.

                                                       By:            /s/ BRUCE A. BACKBERG
                                                            -----------------------------------------
                                                                     Bruce A. Backberg, Esq.
                                                                      SENIOR VICE PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 18, 2000 by the following persons in the capacities indicated:

                      SIGNATURE                                            TITLE
                      ---------                                            -----

             /s/ DOUGLAS W. LEATHERDALE
     -------------------------------------------       Director, Chairman of the Board, and Chief
               Douglas W. Leatherdale                   Executive Officer

                          *
     -------------------------------------------       Director
                 H. Furlong Baldwin

                          *
     -------------------------------------------       Director
                   John H. Dasburg

                          *
     -------------------------------------------       Director
                  W. John Driscoll

                          *
     -------------------------------------------       Director
                Kenneth M. Duberstein

                          *
     -------------------------------------------       Director
                  Pierson M. Grieve

                          *
     -------------------------------------------       Director, President and Chief Operating
                 James E. Gustafson                     Officer

                          *
     -------------------------------------------       Director
                  Thomas R. Hodgson

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------       Director
                    David G. John

                          *
     -------------------------------------------       Director
                  William H. Kling

                          *
     -------------------------------------------       Director
                  Bruce K. MacLaury

                          *
     -------------------------------------------       Director
                Glen D. Nelson, M.D.

                          *
     -------------------------------------------       Director
                  Anita M. Pampusch

                          *
     -------------------------------------------       Director
                 Gordon M. Sprenger

                  /s/ PAUL J. LISKA
     -------------------------------------------       Executive Vice President and
                    Paul J. Liska                       Chief Financial Officer

                /s/ THOMAS A. BRADLEY
     -------------------------------------------       Senior Vice President--Finance
                  Thomas A. Bradley                     (Principal Accounting Officer)

*By:                  /s/ BRUCE A BACKBERG
             --------------------------------------
                        Bruce A. Backberg
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
         NO.
---------------------
         1.1            Form of Underwriting Agreement and Pricing Agreement.
         4.1            Form of Indenture, dated as of -, between The St. Paul and
                        The Chase Manhattan Bank, as Trustee.
         5.1            Opinion and consent of Bruce A. Backberg, Esq.
         5.2            Opinion and consent of Sullivan & Cromwell.
        12.1            Statement re computation of ratios.
        23.1            Consent of KPMG LLP.
        23.2            Consent of Bruce A. Backberg, Esq. (included as part of
                        Exhibit 5.1).
        23.3            Consent of Sullivan & Cromwell (included as part of Exhibit
                        5.2).
        24.1            Powers of attorney of the directors of The St. Paul signing by an attorney-in-fact.
        25.1            Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939, as amended, of The Chase Manhattan Bank.